National General Holdings Corp. Announces the Results of the Special Meeting of Members of Standard Mutual Insurance Company
NEW YORK, October 6, 2016 (GLOBE NEWSWIRE) -- National General Holdings Corp. (Nasdaq:NGHC) (“the Company”) announced the results of the special meeting of members of Standard Mutual Insurance Company (SMIC) held this morning where members approved, among other matters, the conversion of SMIC from a mutual holding company to a stock company named Standard Property & Casualty Insurance Company. In addition, the Company completed its offering of shares of its common stock for cash on a subscription basis to certain of the SMIC members and to non-employee directors of SMIC. The Company received subscriptions of approximately $5 million. The Company sold the shares at a purchase price of $18.1237 per share, which represented an 18.4507% discount to the volume-weighted average trading price of a share of its common stock, as reported on the NASDAQ Global Select Market, for the 10-trading day period ending Wednesday, October 5, 2016, which was $22.2242.

Pursuant to the terms of the Plan of Conversion, upon the filing of SMIC’s amended and restated certificate of incorporation with the Secretary of State of Illinois on October 7, 2016, the Company will deliver 272,609 shares of its common stock, which represents the number of shares sold in the offering.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Investor Contact
Christine Worley
Director of Investor Relations
Phone: 212-380-9462
Email: Christine.Worley@NGIC.com